 Exhibit 99.1

Contact:                      Mexican Restaurants, Inc.
     Andrew J. Dennard
     (713) 943-7574

Mexican Restaurants, Inc.
Announces 2008 Second Quarter Operating Results
(NASDAQ: CASA)

Houston, Texas (August 11, 2008)    For the Company’s 2008 second quarter ended June 29, 2008, the Company reported net income of $359,059 or $0.11 per diluted share, compared with net income of $129,882 or $0.04 per diluted share for the second quarter of fiscal year 2007.  For the 26-week period ended June 29, 2008, the Company reported net income of $434,576 or $0.13 per diluted share, compared with net income of $60,338 or $0.02 per diluted share for the 26-week period of fiscal year 2007.  The second quarter and 26-week period ended June 29, 2008 included a before tax gain on the disposition of assets from the Vidor fire of $149,338 and $275,709, respectively.

The Company’s revenues for the second quarter of fiscal year 2008 increased $116,492 or 0.6% to $21.0 million compared with $20.9 million for the same quarter in fiscal year 2007.  Restaurant sales for second quarter 2008 increased slightly by $3,710 to $20.7 million compared to the second quarter of fiscal year 2007.  The slight increase in restaurant revenue reflects an increase in same-store sales and the addition of two Mission Burrito fast casual restaurants which was mostly offset by the sale of the Casa Olé restaurant in Stafford, Texas in June 2007 and the 20 week closure in the first and second quarters of fiscal 2008 of the Casa Olé restaurant in Vidor, Texas that was extensively damaged by fire.  For the second quarter ended June 29, 2008, Company-owned same-restaurant sales increased approximately 0.3% and franchised-owned same-restaurant sales, as reported by franchisees, increased approximately 1.0% over the same quarter in fiscal 2007.

On a year-to-date basis, the Company’s revenue increased $29,483 or 0.1% to $41.4 million compared to the same 26-week period in fiscal 2007.  Restaurant sales for the 26-week period ended June 29, 2008 decreased $79,636 or 0.2% to $40.9 million compared with $41.0 million for the same 26-week period of fiscal 2007.  The decrease reflects the sale of the Casa Olé restaurant in Stafford, Texas in June 2007 and the 20 week closure in the first and second quarters of fiscal 2008 of the Vidor Casa Olé restaurant that was extensively damaged by fire, partially offset by an increase in same-store sales and the addition of two Mission Burrito fast casual restaurants.  For the 26-week period ended June 29, 2008, Company-owned same-restaurant sales increased approximately 0.7% and franchised-owned same-restaurant sales, as reported by franchisees, increased approximately 2.1% over the same quarter in period 2007.

Commenting on the Company’s second quarter results, Curt Glowacki, Chief Executive Officer, stated, “I am very pleased that same-store sales were positive for the fourth consecutive quarter.  These trends are contrary to national casual dining industry trends.”

Mr. Glowacki added, “We continue to be very excited about our Company’s growth plans for Mission Burrito, our fast casual entry into the high growth quick serve burrito category.  So far this fiscal year, we have opened our third and fourth Mission Burrito restaurants.  Currently, four additional Mission Burrito restaurants are under various stages of development, two of which we believe we can open before the end of fiscal year 2008.”

Mr. Glowacki concluded, “I am pleased with our second quarter performance in what I would describe as one of the most challenging restaurant environments that I have experienced in my over thirty years in the restaurant industry.  In spite of this environment we managed to deliver continued progress in returning the Company to acceptable results.”

Mexican Restaurants, Inc. operates and franchises 79 Mexican restaurants.  The current system includes 60 Company-operated restaurants, 18 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income
(Unaudited)

	13-Week Period Ended 6/29/2008	13-Week Period Ended 7/01/2007	26-Week Period Ended 6/29/2008	26-Week Period Ended 7/01/2007
Revenues:
Restaurant sales	$20,704,183	$20,700,473	$40,948,656	$41,028,292
Franchise fees, royalties and other	161,306	169,716	319,887	331,960
Business Interruption	121,192	--	121,192	--
	20,986,681	20,870,189	41,389,735	41,360,252

Costs and expenses:
Cost of sales	6,070,857	5,896,176	11,860,751	11,643,175
Labor	6,827,032	6,631,254	13,258,855	13,480,073
Restaurant operating expenses	4,929,922	5,080,626	10,000,419	10,178,792
General and administrative	1,813,156	1,926,749	3,914,738	3,835,630
Depreciation and amortization	875,631	856,462	1,734,490	1,678,235
Pre-opening costs	35,664	19,993	72,548	19,993
Impairment costs	22,577	--	54,829	--
Gain on disposition of assets from Vidor fire	(149,338)	--	(275,709)	--
Loss on sale of other property and equipment	16,738	84,367	43,745	91,682
	20,442,239	20,495,627	40,664,666	40,927,580

Operating income	544,442	374,562	725,069	432,672

Other income (expense):
Interest income	828	1,861	2,910	3,824
Interest expense	(91,689)	(123,951)	(233,212)	(223,583)
Other, net	8,545	14,300	15,877	25,503
	(82,316)	(107,790)	(214,425)	(194,256)

Income from continuing operations before income taxes	462,126	266,772	510,644	238,416
Income tax expense	103,067	82,492	116,434	75,394
Income from continuing operations	359,059	184,280	394,210	163,022

Discontinued Operations:
Income from discontinued operations	--	24,543	--	3,090
Restaurant closure income (expense)	--	(110,529)	52,289	(169,549)
Gain on sale of assets	--	--	--	3,412
Income (loss) from discontinued operations before income taxes	--	(85,986)	52,289	(163,047)
Income tax benefit (provision)	--	31,588	(11,923)	60,363
Income (loss) from discontinued operations	--	(54,398)	40,366	(102,684)

Net income	$359,059	$129,882	$434,576	$60,338

Basic income (loss) per share
Income from continuing operations	$0.11	$0.06	$0.12	$0.05
Income (loss) from discontinued operations	--	(0.02)	0.01	(0.03)
Net income	$0.11	$0.04	$0.13	$0.02

Diluted income (loss) per share
Income from continuing operations	$0.11	$0.06	$0.12	$0.05
Income (loss) from discontinued operations	--	(0.02)	0.01	(0.03)
Net income	$0.11	$0.04	$0.13	$0.02

Weighted average number of shares (basic)	3,252,320	3,416,488	3,249,743	3,438,405

Weighted average number of shares (diluted)	3,313,677	3,427,983	3,310,690	3,460,690